UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 1999

CAPITAL AUTOMOTIVE REIT

(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Drive, Suite 950
McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On February 26, 1999, Capital Automotive REIT filed a Form 8-K dated February 26, 1999 listing certain factors that may affect our operating results and, therefore, the accuracy of our forward-looking statements. In January of 2000, 2001 and 2002, February of 2003, and March of 2004, we amended and restated the disclosure contained in the Form 8-K. This Form 8-K/A amends and restates the disclosure in the Form 8-K/A filed on March 12, 2004 to reflect certain changes in the factors that may affect our operating results and, therefore, the accuracy of our forward-looking statements.

Item 8.01. Other Events.

     Before investing in our securities, you should be aware that there are various risks. Investors should carefully consider, among other factors, the factors discussed in this Form 8-K/A as well as the risks discussed in any of our prospectuses or prospectus supplements. This Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Also, documents we subsequently file with the Securities and Exchange Commission will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors in this Form 8-K/A describe risks that may affect these statements but are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements.

     References to the “Company”, “we,” “us” or “our” refer to Capital Automotive REIT or, if the context requires, Capital Automotive L.P., which we refer to as the “Partnership,” and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries. We are the sole general partner of the Partnership and, as of December 31, 2004, owned approximately 84.2% of the common units of limited partnership interest in the Partnership, which we refer to as Units, as well as 100% of the Series A preferred units of limited partnership interest in the Partnership. Units of the Partnership held by limited partners (other than us) are redeemable, at the option of the holder, for cash, or we may assume, at our election, the redemption obligation of the Partnership and acquire the Units in exchange for our common shares on a one-for-one basis.

     In this Form 8-K/A, we use the term “dealerships” to refer to franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses or other related businesses, which are the types of businesses that are operated on our properties. The terms “dealer group,” “tenant,” or “operators” refer to the persons and companies that lease our properties from us or mortgage their properties with us.

RISK FACTORS

We may suffer if dealer groups and tenants default on their obligations to pay their rent and fulfill their other obligations under their leases.

     We depend on tenants who lease our properties to pay rent, maintain our properties and meet their other lease obligations. If a tenant fails to pay its rent or to perform any other obligation under the lease, the tenant could be in default under the lease. In that event, we could wait to see if the tenant resumes paying rent or otherwise starts to comply with the lease or we may be able to declare the lease in default and seek to enforce our remedies under the lease. If the lease has been guaranteed, we could also require performance under the lease or attempt to collect unpaid rent or other money that is owed by the tenant from the guarantor. We may be unsuccessful collecting the money that is owed by the defaulting tenant or by a guarantor. We also may seek to evict a defaulting tenant. Often, eviction is a time-consuming legal process. Assuming we were successful in evicting a tenant or obtaining another legal remedy, we could incur substantial expenses and legal fees. These and other events could divert the attention of management from our day-to-day business. If the tenant is evicted or otherwise vacates the property, we would have to sell or re-lease the property, which could also be a time-consuming and expensive process. We may not be able to re-lease a property on the same or better terms than the prior lease, or at all. We also may not be able to sell a property on terms or at a price that we believe are satisfactory, or at all. Also, a tenant and/or guarantor can take actions to attempt to avoid paying rent or other money or to prevent a remedy (such as eviction). A tenant and/or guarantor can attempt to seek protection under the federal bankruptcy laws, which could result in a delay or reduction in the payments to us or could result in termination of the lease at the request of the tenant.

     We could face other risks from our relationship with the tenants. For example, some of our tenants are affiliates of limited partners of the Partnership or Trustees of the Company, either of which could make us less inclined to take an action or could influence the timing of any action if there is a default. Also, we depend on our tenants to maintain good relationships with motor vehicle manufacturers and to comply with their franchise agreements. If a tenant does not comply, the manufacturer could take actions that could affect the ability of a tenant to pay rent or comply with other lease terms. We also depend on the tenant to keep the property adequately insured. If the tenant does not have enough insurance, or fails to obtain or continue insurance coverage, and there is a loss, we could incur all or some of the cost to repair or replace the property. In addition, if the tenant fails to pay real estate taxes when due, we may be required to pay these taxes. This list of ways in which we depend on our tenants is not all-inclusive. Other actions by one of our tenants could have an adverse effect on us. The actions discussed, as well as other events involving the tenant/lessor relationship, could adversely affect our financial condition and results of operations.

We rely on a small number of dealer groups for a significant portion of our revenue, and rental payment defaults by these significant dealer groups could adversely affect our results of operations.

     A substantial portion of our revenues at any time may be generated from a small number of dealer groups. For the year ended December 31, 2004, Sonic Automotive, Inc. and its affiliates accounted for approximately 24% of our total rental revenue (including any rental revenue reclassified to discontinued operations) and, as of December 31, 2004, approximately 22% of our total annualized rental revenue. For the year ended December 31, 2004, UnitedAuto Group, Inc. and its affiliates accounted for approximately 14% of our total rental revenue (including any rental revenue reclassified to discontinued operations) and, as of December 31, 2004, approximately 17% of our total annualized rental revenue. No other dealer group accounted for 10% or more of our total rental revenue for the year ended December 31, 2004 or our total annualized rental revenue as of December 31, 2004. For the year ended December 31, 2004, our top 10 dealer groups accounted for approximately 69% of our total rental revenue (including any rental revenue reclassified to discontinued operations) and, as of December 31, 2004, approximately 70% of our total annualized rental revenue.

     As a result of the concentration of revenue generated from these few dealer groups, if any one of them were to cease paying rent or performing other obligations, we may have significantly reduced rental revenues or higher expenses until the defaults were cured or the properties could be leased to a new tenant or tenants.

The amount of debt we have and the restrictions imposed by that debt could adversely affect our business and financial condition.

     As of December 31, 2004, we had invested more than $2.2 billion in real estate investments. We have borrowed, and will continue to borrow funds to invest in real estate. As of December 31, 2004, we had total mortgage debt outstanding of approximately $634 million, total long-term unsecured debt obligations of $385 million, and total draws outstanding on our revolving credit facility of $30 million. Our organizational documents do not limit the level or amount of debt that we may incur. As of December 31, 2004, our ratio of debt to gross assets (calculated as total assets plus accumulated depreciation) was approximately 46%, our ratio of secured debt to gross assets was approximately 28%, and our ratio of debt to total market capitalization was approximately 34%.

     In December 2004, we received an investment grade credit rating from both Moody’s Investor Service and Standard & Poor’s Rating Services on our senior unsecured debt. It is likely that in the future most of our external financing needs will need to be met by issuing equity or unsecured debt, or borrowing under our unsecured revolving credit facility, rather than using mortgage debt. We intend to conduct our operations and maintain our capital structure in a manner consistent with maintaining our investment grade credit ratings status. If we do not maintain our investment grade ratings, or our investment grade ratings are downgraded, our ability to obtain financing may be adversely impacted, the applicable interest rate on our revolving credit facility will increase, and our cost of borrowing additional funds may increase.

     The amount of our debt outstanding at any time could have important consequences to our shareholders. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, real estate investments and other appropriate business opportunities that may arise in the future;

•	limit our ability to obtain any additional financing we may need in the future for working capital, debt refinancing, capital expenditures, real estate investments, development or other general corporate purposes;

•	make it difficult to satisfy our debt service requirements;

•	limit our ability to make distributions on our outstanding common and preferred shares;

•	require us to dedicate increased amounts of our cash flow from operations to payments on our variable rate, unhedged debt if interest rates rise;

•	limit our flexibility in planning for, or reacting to, changes in our business and the factors that affect the profitability of our business; and

•	limit our flexibility in conducting our business, which may place us at a disadvantage compared to competitors with less debt or debt with less restrictive terms.

     Our ability to make scheduled payments of principal or interest on, or to refinance our debt will depend primarily on our future performance, which to a certain extent is subject to the creditworthiness of our tenants, and economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt or meet our other cash needs. If we are unable to generate this cash flow from our business, we may be required to refinance all or a portion of our existing debt, sell assets or obtain additional financing to meet our debt obligations and other cash needs. We cannot assure you that any such refinancing, sale of assets or additional financing would be possible on terms and conditions, including but not limited to the interest rate, which we would find acceptable.

We are obligated to comply with financial and other covenants in our debt that could restrict our operating activities, and the failure to comply could result in defaults that accelerate the payment under our debt.

     Our unsecured debt generally contains various restrictive covenants. The covenants in our unsecured debt include, among others, provisions restricting our ability to:

•	incur or guarantee additional debt;

•	make certain distributions, investments and other restricted payments, including distribution payments on our outstanding common and preferred shares;

•	limit the ability of restricted subsidiaries to make payments to us;

•	enter into transactions with certain affiliates;

•	create certain liens; and

•	consolidate, merge or sell our assets.

     Our secured debt generally contains customary covenants, including, among others, provisions:

•	relating to the maintenance of the property securing the debt;

•	restricting our ability to sell, assign or further encumber the properties securing the debt;

•	restricting our ability to incur additional debt;

•	restricting our ability to amend or modify existing leases; and

•	relating to certain prepayment restrictions.

     Our ability to meet some of the covenants in our debt, including covenants related to the condition of the property or payment of real estate taxes, may be dependent on the performance by our tenants under their leases.

     In addition, certain covenants in our debt, including our $250 million unsecured revolving credit facility, require us and our subsidiaries, among other things, to:

•	limit the amount of debt to a certain percentage of total assets;

•	limit the amount of secured debt to a certain percentage of total assets;

•	maintain certain minimum interest and debt service coverage ratios; and

•	maintain a certain level of unencumbered assets.

Our ability to grow will be limited if we cannot obtain additional capital or refinance our maturing debt.

     Our growth strategy includes continuing to invest in properties that are operated by franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses or other related businesses. We believe that it will be difficult to fund our expected growth with cash from operating activities because, in addition to other requirements, we are required to distribute to our shareholders at least 90% of our taxable income each year to continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes. As a result, we must rely primarily upon the availability of debt or equity capital, which may or may not be available on favorable terms or at all. The debt could include unsecured or mortgage loans from lenders or the sale of debt securities in a private placement or public offering. Equity capital could include our common or preferred shares or units of limited partnership interest of the Partnership. We cannot guarantee that additional financing, refinancing or other capital will be available in the amounts we desire or on favorable terms. There are fewer sources of mortgage financing for our type of property than for many other types of commercial real estate. Our access to debt or equity capital depends on a number of factors, including the market’s perception of our growth potential and our current and potential future earnings, as well as the maintenance of investment grade ratings on our senior unsecured debt. Depending on the outcome of these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or could be unable to implement this strategy.

We may not be able to invest in additional properties on terms we believe are attractive, or at all.

     There may not be opportunities for further investments in automobile dealership properties or opportunities to finance the investment in such properties on terms that meet our investment criteria. We may not be able to take advantage of the opportunities with which we are presented. This may affect our expected growth.

We may suffer if the dealer groups that lease the properties owned by us are unable to compete effectively in the competitive automotive retail industry or if the profitability of automotive sales and servicing declines.

     Our strategy focuses on leasing real estate to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population.

     Many factors affect the automotive retail industry and sales and servicing profitability, including general economic conditions and overall consumer confidence, the level of discretionary personal income, interest rates, automotive innovation and credit availability. Most of the dealer groups that lease our properties compete with other well-run dealerships. State franchise laws currently regulate competition and fair business practices between new vehicle dealerships and prohibit manufacturers from selling directly to consumers. Competition may become stiffer if the state franchise laws are modified. In addition, the automotive retail industry is undergoing consolidation. Dealer groups that sell motor vehicles of a single or a limited number of brands are increasingly being acquired by dealer groups that represent many manufacturers and brands, resulting in larger and more diverse competitors.

Dealer groups also face competition from motor vehicle service, repair or parts businesses that are not part of or affiliated with franchised automobile dealerships.

     In addition, the dealer groups that lease our properties may face increased pricing pressure on new vehicle sales as a result of the increased availability to the public of vehicle pricing and quality information. Consumers are placing an increased reliance on this information to help them decide which vehicle to purchase. The use of the Internet and other sources of vehicle pricing and quality information by consumers may have a negative effect on new vehicle sales margins.

     An economic downturn within the automotive retail industry could have a more significant effect on our financial results than if we had diversified our investments into properties used by other types of businesses. In addition, the failure of the dealer groups that lease our properties to compete effectively could adversely affect our financial condition and results of operations. Moreover, if tenants fail to exercise their renewal options at the end of the lease term, and we are unable to or delayed in re-leasing the applicable properties on advantageous terms, this may have a significant effect on our financial results in the future.

We may be harmed if manufacturers terminate operations or change production, supply, vehicle financing, incentives, warranty programs, marketing or other practices.

     A tenant’s ability to pay rent and perform its other obligations under a lease will be dependent to a significant extent on its relationship with the motor vehicle manufacturer. The tenants or their related dealer groups frequently operate dealerships that sell the products of more than one manufacturer. The sales mix of makes and models of motor vehicles tends to change periodically; therefore, current sales of the makes or models of one manufacturer may not reflect the level of future sales of that manufacturer’s products. A reduction in supply, particularly of certain models, could lower automobile sales, which in turn could negatively impact service and parts sales. Other factors which can affect sales include the manufacturer’s financial condition, marketing and incentive programs and expenditures; ability and desire to finance the sale of vehicles or provide warranties to consumers on vehicles sold; vehicle design; production capabilities and management of the manufacturer; strikes and other labor actions by unions; negative publicity; product recalls; or litigation. The tenant may be unable to pay rent or meet other lease obligations if a dealership’s motor vehicle supply is reduced. Manufacturers exercise a certain degree of control over dealerships, and the franchise agreements between the dealer groups and the manufacturers provide for termination or non-renewal for a variety of causes. We have no rights under the franchise agreements. If a manufacturer ceases operations, terminates or declines to renew one or more franchise agreements or negotiates terms for renewal that are better for the manufacturer, the tenant may be unable to pay rent to us and perform its other obligations under the lease.

Our financing of new construction presents risks not present in existing, operating facilities.

     Under certain circumstances, we agree to provide construction financing to certain of our tenants for dealership facilities on land we own. Pursuant to our lease and other documentation, our tenant is generally responsible for timely completion of the approved project as budgeted and is generally contractually obligated to protect us from all of the risks noted below. However, if our tenant fails to perform all of its obligations, it would be in default. In the event of such tenant default, we may be responsible for risks that are inherent in new construction, including:

•	cost overruns;

•	delays because of a number of factors, including unforeseen circumstances, strikes, labor disputes or supply disruptions, zoning, permitting and approval issues, and bad weather and other acts of God;

•	design and construction defects;

•	contractor and subcontractor disputes and mechanics’ liens; and

•	lack of income-generating capacity until completion.

     Any of these situations could have an adverse effect on our financial condition and results of operations and on the amount of funds available for distribution to our shareholders.

Our ownership of a leasehold interest in some of our properties exposes us to risks which are different than those resulting from our ownership of fee title to properties.

     In approximately 4% of our real estate investment portfolio, instead of owning fee title to the property, we have a leasehold interest for a term of years in property owned by a third party. We, as tenant under the ground lease, then enter into a sublease with our tenant, and such tenant is then obligated to meet all the terms and conditions under the ground lease. This type of ownership interest poses potential risks for our business because (i) if the ground lease terminates for any reason, we will lose our interest in the property, including any investment that we made in the property, (ii) if our tenant defaults under our sublease, we will be obligated to meet the terms and conditions of the ground lease, including the obligation to pay rent under such ground lease, and (iii) our interest in the property generally expires at the same time the ground lease term ends.

Our insurance does not cover losses that result from mold, terrorist acts or earthquakes.

     We do not currently maintain and typically do not require our tenants to maintain insurance for items such as mold, terrorism or earthquakes. Although our tenants would typically be required to indemnify us against loss or damage from any cause and to maintain the properties, if our tenants are unable to perform such obligations, and there is no insurance coverage, we may suffer a loss.

Our operations and financial condition could be adversely affected by a number of factors affecting the value of real estate.

     Our investments are and will continue to be subject to the risks generally incident to the ownership of real property, including:

•	adverse changes in certain economic conditions;

•	changes in the investment climate for real estate;

•	changes in real estate tax rates and other operating expenses;

•	adverse changes in governmental rules and fiscal policies, including zoning and land use;

•	the relative illiquidity of real estate;

•	compliance with environmental and other ordinances, regulations and laws;

•	acts of God, which may result in uninsured losses; and

•	other factors that are beyond our control (such as acts of war or terrorism).

     Several material factors are discussed below.

     Real estate tax levels could increase. Tax assessments on our properties may rise as a result of our acquisition of such properties or due to general market conditions. While the lease obligates the tenant to pay taxes, a tenant may be unable to pay taxes, or the increased costs could make the property less valuable in the future.

     Operating expenses and capital expenditures could increase. The properties will be exposed to risks common to operating a commercial real estate property, any or all of which may affect us. For example, property-related costs include utility costs, capital expenditures, operating expenses, insurance costs, repairs and maintenance, and administrative expenses. While the lease typically obligates the tenant to pay all such expenses, a tenant may be unable to do so. If we are unable to lease properties on a basis that obligates the tenants to pay such amounts, or if a tenant fails to or is unable to pay these costs, then we could be required to pay them.

     We do not exercise complete control over the management or maintenance of the properties we lease. Our leases generally require that our tenants maintain the properties in good order, repair and appearance, and in compliance with all applicable laws. During the terms of the leases, we do not have the authority to require any tenants to operate the properties in a particular manner or to govern any particular aspect of their operation, except for general requirements in the leases.

If redemption rights for the Partnership’s units are exercised, the number of common shares outstanding will increase, which may depress the price shareholders would receive if they sold their common shares.

     The Partnership has issued, and in the future may issue, units, generally as full or partial payment for the acquisition of properties. Units are redeemable by the holder generally after at least a one-year holding period. The Partnership is obligated to redeem the units for cash, but we may elect to assume the obligation of the Partnership, in which case we may pay cash or issue common shares. Units that are redeemed for shares will be exchanged on a one-for-one basis. As of December 31, 2004, approximately 8,115,000 units were outstanding, of which 7,729,900 were redeemable on such date.

     The redemption of units for common shares will increase the number of common shares outstanding and available for sale, which may decrease the market price of our common shares. In addition, the existence of a significant number of units, even if not currently redeemable, may decrease the market price of our common shares.

Environmental laws and regulations could reduce the value of our properties or our tenants’ profitability.

     All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to hazardous materials, environmental protection and human health and safety. Under various federal, state and local laws, ordinances and regulations, we, our tenants or operators may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we or our tenants or operators knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate contamination properly at any of our properties may adversely affect our ability to sell or lease those properties or to borrow using those properties as collateral. The costs or liabilities could exceed the value of the affected real estate. The uses of any of our properties prior to our investment in a property and the building materials and products used at the property are among the property-specific factors that will affect how the environmental laws are applied to our properties. By the nature of their businesses, our tenants utilize petroleum, cleaning agents and other potentially hazardous materials. If we are subject to any material environmental liabilities, the liabilities could adversely affect our results of operations and our ability to meet our obligations. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or the tenants to spend funds to remedy environmental problems. Our tenants, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs associated with complying with these laws and regulations, which will adversely affect their potential profitability.

     Generally, our tenants must comply with environmental laws and meet remediation requirements. Our leases typically impose obligations on our tenants to indemnify us from any compliance costs we may experience as a result of the environmental conditions on the property. If a lease does not require compliance by the tenant, however, or if a tenant fails to or cannot comply, we could be forced to pay these costs. In addition, in some cases we may be responsible for adverse environmental conditions not caused by our tenant. If not addressed, environmental conditions could impair our ability to sell or re-lease the affected properties in the future or result in lower sales prices or rent payments.

The Americans with Disabilities Act of 1990 could require us to take remedial steps with respect to newly acquired properties.

     The properties, as commercial facilities, are required to comply with Title III of the Americans with Disabilities Act of 1990. Investigation of a property may reveal non-compliance with this Act. The requirements of the Act, or of other federal, state or local laws, also may change in the future. Future compliance with the Act may require expensive changes to the properties. Although the tenant will typically have responsibility for complying with the Act, we may have to pay the costs if a tenant does not or cannot comply.

The revenues generated by our tenants could be negatively affected by various federal, state and local laws and regulations to which they are subject.

     We and our tenants are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, land use ordinances, conditional use permits, consumer protection laws, and fire, life-safety and similar requirements which regulate the use of the properties. The leases typically require that each tenant comply with all laws and regulations. Failure to comply could result in fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties. Non-compliance of this sort could impair the ability of a tenant to pay rent, could require us to pay penalties or fines relating to any non-compliance, and could adversely affect our ability to re-sell or re-lease a property.

Certain members of our Board of Trustees have interests that could conflict with the interests of other shareholders.

     Certain conflicts of interest exist between us and Messrs. Pohanka, Rosenthal and Sheehy, each of whom:

•	is one of our Trustees;

•	is affiliated with entities that have sold property to us;

•	owns or is affiliated with owners of units in the Partnership; and

•	is affiliated with existing tenants that lease property from us.

     Messrs. Pohanka, Rosenthal and Sheehy may have the ability to influence our business and operations in connection with the following:

•	the terms of the leases for future properties that may be acquired from any one of them or related entities;

•	the exercise or waiver of our rights under a lease with one of them or related entities, including rights of first offer and repurchase rights;

•	the decision to sell a property owned by any one of them or a related entity;

•	the terms of any “lock-out” restrictions, which limit our ability to sell particular properties; and

•	the enforcement or waiver of the terms of any leases or other agreements with any one of them or related entities.

Other companies are pursuing a strategy of acquiring properties operated by dealerships, so that our future investments may result in less favorable lease terms for the Company.

There are other public and private entities that compete with us for attractive investment opportunities in the automotive dealership industry. Some of these companies may have greater financial resources and/or general real estate experience than we have. We believe that competition for properties is primarily on the basis of established relationships in the marketplace, acquisition price, and rental and other lease terms. Competition for investments may result in less favorable lease terms for the Company. These less favorable terms in turn could adversely impact our financial results.

Failure to qualify as a REIT would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of distributions.

     We believe that we are organized and qualified as a REIT, and currently intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. However, the IRS could determine that we are not qualified as a REIT under the Code. In addition, we may not remain qualified as a REIT in the future.

     Qualification as a REIT involves the application of highly technical and complex Code provisions. The complexity of these provisions and of the applicable income tax regulations that have been issued under the Code by the United States Department of Treasury is greater in the case of a REIT that holds its assets in partnership form. Certain facts and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying rents and other income. Satisfying this requirement could be difficult, for example, if defaults by tenants were to reduce the amount of income from qualifying rents. Also, we must make annual distributions to shareholders of at least 90% of our net taxable income (excluding capital gains). In addition, new legislation, new regulations, new administrative interpretations or new court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to shareholders in computing taxable income;

•	we would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax;

•	unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified;

•	we could be required to pay significant income taxes, which would substantially reduce the funds available for investment and for distribution to our shareholders for each year in which we failed to qualify; and

•	we would no longer be required by law to make any distributions to our shareholders.

     We believe that the Partnership is treated as a partnership, and not as a corporation, for federal income tax purposes. If the IRS were to challenge successfully the status of the Partnership as a partnership for federal income tax purposes:

•	the Partnership would be taxed as a corporation;

•	we would cease to qualify as a REIT for federal income tax purposes; and

•	the amount of cash available for distribution to our shareholders would be substantially reduced.

We may be required to incur additional debt to qualify as a REIT.

     Generally, a REIT must make annual distributions to shareholders of at least 90% of its REIT taxable income. We are subject to income tax on amounts of undistributed REIT taxable income and net capital gain. In addition, we would be subject to a 4% excise tax if we fail to distribute sufficient income to meet a minimum distribution test based on our ordinary income, capital gain and aggregate undistributed income from prior years.

     We intend to make distributions to shareholders to comply with the Code’s distribution provisions and to avoid federal income and excise tax. Because our income is derived primarily from our share of income from the Partnership, our cash flow will consist primarily of distributions from the Partnership. We may need to borrow funds to meet our distribution requirements because:

•	our income or the Partnership’s income may not be matched by our or their related expenses at the time the income is considered received for purposes of determining taxable income; and

•	non-deductible capital expenditures, creation of reserves, or debt service requirements may reduce available cash but not taxable income.

     In these circumstances, we might have to borrow funds on unfavorable terms and even if our management believes the market conditions make borrowing financially unattractive.

The structure of our leases may jeopardize our ability to qualify as a REIT.

     If the IRS were to challenge successfully the characterization of one or more of our leases of properties as leases for federal income tax purposes, the Partnership would not be treated as the owner of the related property or properties for federal income tax purposes. As a result, the Partnership would lose tax depreciation and cost recovery deductions with respect to one or more of our properties, which in turn could cause us to fail to qualify as a REIT. Although we intend to structure any leasing transaction for properties acquired in the future so the lease will be characterized as a lease and the Partnership will be treated as the owner of the property for federal income tax purposes, we will not seek an advance ruling from the IRS and do not intend to seek an opinion of counsel that the Partnership will be treated as the owner of any leased properties for federal income tax purposes. Thus, the IRS could determine that existing or future leases will not be treated as leases for federal income tax purposes, which could adversely affect our financial condition and results of operations.

To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.

     The Code imposes certain limitations on the ownership of the stock of a REIT. For example, not more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). To protect our REIT status, our declaration of trust prohibits any one shareholder from owning (actually or constructively) more than 9.9% of the outstanding common shares or of any class or series of outstanding preferred shares. The constructive ownership rules are complex. Shares of our capital stock owned, actually or constructively, by a group of related individuals and/or entities may be treated as constructively owned by one of those individuals or entities. As a result, the acquisition of less than 9.9% of the outstanding common shares and/or a class of series of preferred shares (or the acquisition of an interest in an entity that owns common or preferred shares), by an individual or entity could cause that individual or entity (or another) to own constructively more than 9.9% of the outstanding stock. If that happened, either the transfer or ownership would be void or the shares would be transferred to a charitable trust and then sold to someone who can own those shares without violating the 9.9% ownership limits.

     The Board of Trustees and two-thirds of our shareholders eligible to vote at a shareholder meeting may remove these restrictions if they determine it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The 9.9% ownership restrictions may delay, defer or prevent a transaction or a change of our control that might involve a premium price for the common shares or otherwise be in the shareholders’ best interest.

Current tax legislation provides favorable treatment for dividends of regular corporations, but not generally dividends from REITs.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 (which we will refer to as the Act) provides that the current maximum tax rate on the long-term capital gains of non-corporate taxpayers is 15% for tax years beginning on or before December 31, 2008. The Act also reduced the tax rate on “qualified dividend income” to the maximum capital gains rate. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for this new tax rate on dividends. As a result, our ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. Without further legislation, the maximum tax rate on long-term capital gains will revert to 20% in 2009, and dividends will again be subject to tax at ordinary rates.

We cannot assure you we will continue to pay dividends at historical rates.

     Our ability to continue to pay dividends on our common shares at historical rates or to increase our common share dividend rate, and our ability to pay dividends on our preferred shares and to service our debt, will depend on a number of factors, including, among others, the following:

•	our financial condition and results of future operations;

•	the performance of lease terms by tenants;

•	the terms of our loan covenants; and

•	our ability to acquire, finance and lease additional properties at attractive rates.

     If we do not maintain or increase the dividend rate on our common shares, it could have an adverse effect on the market price of our common shares. Our outstanding preferred shares have a fixed dividend rate, and, with respect to the right to the payment of dividends, such shares rank senior to our common shares. Any preferred shares we may offer in the future may have similar provisions. In addition to being subject to payment in full of the dividends on our outstanding preferred shares, payment of dividends on our common shares also are subject to payment of interest and principal on any debt securities we may offer, and may be subject to payment in full of the dividends on any preferred shares we may offer in the future.

Certain tax and anti-takeover provisions of our declaration of trust and bylaws may inhibit a change of control of the Company.

     Certain provisions contained in our declaration of trust and bylaws and the Maryland General Corporation Law, as applicable to Maryland REITs, may discourage a third party from making a tender offer or acquisition proposal to us. If this were to happen, it could delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent the shareholders from receiving a premium for their common shares over then-prevailing market prices. These provisions include:

•	the REIT ownership limits described above;

•	authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by the Board of Trustees;

•	the requirement that a two-thirds vote of the holders of common shares is needed to remove a member of the Board of Trustees; and

•	the terms of our declaration of trust regarding business combinations and control share acquisitions.

We have entered into “lock-out” agreements that could result in our inability to sell properties at an opportune time and increased costs to us.

     In connection with our use of units in the Partnership as consideration for the acquisition of properties, we have entered into agreements that restrict our ability to sell, finance and refinance some of our properties for a period of time. These agreements generally prohibit us from taking these actions unless the Partnership also pays the contributing partners based on their tax liabilities as a result of the sale. These restrictions could result in our inability to sell these properties at an opportune time and increased costs to us.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

By:	/s/ Thomas D. Eckert Name: Thomas D. Eckert Title: President and Chief Executive Officer

Date: March 11, 2005